                                                                                        FOR:   International Speedway Corporation
                                                                     APPROVED BY:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY ANNOUNCES CART CHAMP CAR AND NASCAR WINSTON WEST SERIES EVENTS
POSTPONED AT CALIFORNIA SPEEDWAY

DAYTONA BEACH, FLORIDA – October 29, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced The King Taco 500 Bridgestone Presents the CART Champ Car World Series Powered by Ford and the NASCAR Winston West Series King Taco 200 scheduled for this weekend at California Speedway have been postponed due to the state of emergency declared in San Bernardino County, California, and surrounding counties as a result of wildfires burning in the area.  Potential alternative dates for rescheduling the events are being reviewed.

After the consideration of several factors, including the proximity of the fire, air quality, transportation issues, staffing requirements and guest safety, as well as the request of state and local officials, California Speedway has postponed this weekend’s events.  The Company does not expect the postponement to result in a material adverse impact on its financial condition or results of operations.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio networks; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

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